Exhibit 10.3

AMENDMENT TO
FANNIE MAE SUPPLEMENTAL PENSION PLAN OF 2003

Pursuant to Section 5.5 of the Supplemental Pension Plan of 2003 (the “Plan”) and as approved by the Fannie Mae Board of Directors on January 18, 2013, and FHFA on April 22, 2013, Fannie Mae hereby amends the Plan, effective June 30, 2013, as follows:

1.	By adding the following to the end of Section 2.14(vi):
“In addition, not withstanding any contrary provision hereof: (i) 2013 Deferred Salary earned by the Executive for the first and second quarter of 2013; and (ii) the second installment of the 2012 long-term incentive award under the Long-Term Incentive Plans shall be treated as having been earned during the January 1, 2013 to June 30, 2013 period, provided the Executive remains employed by the Company on the applicable payment dates for the Deferred Salary and long-term incentive award. The 2013 long-term incentive award shall not be taken into account under the Plan.”

2.	By adding the following to the end of the last paragraph of Section 2.14:
“For the avoidance of doubt, Deferred Salary under the 2012 Executive Compensation Program includes Deferred Salary earned in years after 2012.”

3.	By amending Section 3.1 to add the following sentence to the end of the paragraph:
“Notwithstanding any provision of the Plan to the contrary, no Executive shall accrue any further benefits under the Plan after June 30, 2013.”

IN WITNESS WHEREOF, Fannie Mae has caused this Amendment to be executed in its name and on its behalf as of the dates set forth herein by an officer or a duly authorized delegate.
FANNIE MAE
By: /s/ Judith C. Dunn
Judith C. Dunn
Senior Vice President &
Principal Deputy General Counsel

Date: August 7, 2013